UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2011
SAGA COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-11588 (Commission File Number)	38-3042953 (IRS Employer Identification No.)

73 Kercheval Avenue Grosse Pointe Farms, MI (Address of Principal Executive Offices)	48236 (Zip Code)
Registrant’s telephone number, including area code: (313) 886-7070
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Employment Agreement — Edward K. Christian. On June 17, 2011, the Company and Edward K. Christian, its Chairman, President and CEO, entered into a new employment agreement, effective as of June 1, 2011, which replaces and supersedes his prior employment agreement. Unless Mr. Christian’s employment has been earlier terminated pursuant to the terms of the new employment agreement, the new employment agreement terminates on March 31, 2018.
Under the terms of the new employment agreement, Mr. Christian continues as Chairman, President and CEO of the Company. The new employment agreement provides for an annual base salary of $860,000 per year. Mr. Christian has agreed to a 2.5% reduction to his base salary in conformance with the same current reduction to salary taken by all of the Company’s employees. Mr. Christian may defer any or all of his annual salary. On each anniversary of the new employment agreement, the Compensation Committee shall determine, in its discretion, the amount of any increase to Mr. Christian’s then existing annual salary provided, however, that such increase shall not be less than the greater of 3% or a cost of living increase based on a consumer price index.
Mr. Christian shall be eligible for a Chief Executive Incentive Bonus awarded at the discretion of the Board of Directors and an annual performance bonus pursuant to the terms of the Chief Executive Officer Annual Incentive Plan originally effective as of January 1, 2000 and as amended effective as of January 1, 2005, and which was approved by stockholders at the 2010 Annual Meeting of Stockholders. For any fiscal year, the largest performance bonus shall be 100% of the base compensation for each such fiscal year. The Compensation Committee shall determine the actual bonus to be paid for each fiscal year based on the Company’s and Mr. Christian’s performance and achievement of target performance goals established by the Compensation Committee. In addition, Mr. Christian shall be eligible for awards in amounts approved by the Compensation Committee under the terms of the Company’s 2005 Incentive Compensation Plan or as otherwise determined by the Compensation Committee in its discretion based on the performance of the Company and accomplishment of objectives established by the Compensation Committee. Under the agreement, the Company maintains an office for Mr. Christian at its principal executive offices and in Sarasota County, Florida.
The new employment agreement also provides for certain payments to Mr. Christian in the event of his disability or death or a change in control. In the event of disability, Mr. Christian shall receive the accrued portion of any salary and bonus, and severance pay equal to 100% of his then base salary for fifteen months. In addition, any previously granted award shall become immediately 100% vested. In the event of Mr. Christian’s death, his estate shall receive his then current base salary, and any previously granted award shall become immediately vested. Mr. Christian may terminate his employment following a change in control. A change in control is defined as the consummation of a sale or transfer of all or substantially all of the assets or stock of the Company or the consummation of a merger or consolidation involving the Company in which the Company is not the surviving corporation. Upon the happening of a change of control, the Company will pay Mr. Christian an amount of cash equal to 2.99 times the average of Mr. Christian’s total annual salary and bonuses for each of the three immediately preceding periods of twelve consecutive months. In addition, the Company shall pay Mr. Christian such amount that is necessary to enable Mr. Christian to pay all tax liabilities under Internal Revenue Code Sections 280G and 4999 and all federal and state tax liabilities arising by receipt of such payments. In addition, if Mr. Christian’s employment is terminated for any reason, including death, disability or voluntary resignation, but not for cause, the Company will continue to provide health insurance and medical reimbursement to Mr. Christian and his wife and maintain all existing life insurance policies for a period of ten years, and the current split dollar life insurance policy shall be transferred to Mr. Christian and his wife, and the Company shall reimburse Mr. Christian for any tax consequences of such transfer.
The Company may, by the vote of majority of independent directors of the Company, terminate Mr. Christian’s employment at any time “for cause” which term means conviction of a felony, willful misconduct, gross neglect of duty, material breach of fiduciary duty to the Company, or material breach of the new employment agreement. The new employment agreement contains a covenant not to complete restricting Mr. Christian generally from competing with the Company in any of its markets if he voluntarily terminates his employment with the Company or is terminated for cause, for a three year period thereafter.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the new employment agreement, a copy of which the Company intends to file as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2011.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.
Dated: June 22, 2011	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President, CFO and Treasurer